Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 13, 2010, on the consolidated financial statements and internal control over financial reporting of GigaMedia Limited, which appears on page F-1 of GigaMedia Limited’s Annual Report on Form 20-F for the year ended December 31, 2009.
/s/ GHP HORWATH, P.C.
Denver, Colorado
July 15, 2010